At 93, is this one of her last great paintings? Inbox ×

Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Hello Sam,

Our brand new Bridget Riley is a beautiful late-career work which has been described as "a dramatic finale of a symphony of color." Could it be one of her last?

This is one of the last "stripe paintings" that Riley's produced up until this point. She's worked in this style since the early 60s—in the intervening years, she's made more than 600 paintings!

Riley has since slowed her output, focusing on other motifs as well as larger, less market-ready works (including an entire ceiling in Rome!) This slowdown makes sense—she's 93, after all, and by her age many artists have long since hung up their paint brushes.

We're excited to offer one of her last "stripe paintings"—each painting is unique, but similar works have sold for $2M+ (the last was $2.5M in '22).* Ours is available for $1.3M.

Invest in this work here, or view the offering circular below.

Thanks,

Anthony DeSimone
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Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281